Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated June 28, 2021, with respect to the combined financial statements of Georgia-Pacific Mt. Holly LLC as of and for the year ended December 31, 2020 included in the Form 8-K/A of Glatfelter Corporation. We consent to the incorporation by reference of said report in the Registration Statements of Glatfelter Corporation on Form S-8 (File No. 33-62331, File No. 333-217883, File No. 333-26587, File No. 333-160310, File No. 333-124485, File No. 333- 188910) and on Form S-3 (File No. 333-265819).

/s/ Grant Thornton LLP

Atlanta, Georgia

July 27, 2021